Royal Bank of Canada Market Linked Notes	Filed Pursuant to Rule 433 Registration Statement No. 333-275898

Market Linked Notes—Leveraged Upside Participation with Averaging and Principal Return at Maturity Notes Linked to an Index Basket due November 29, 2029 Term Sheet dated November 18, 2025

Summary of Terms

Issuer:	Royal Bank of Canada
Basket:	An equally weighted basket (the “Basket”) consisting of the S&P 500® Index (the “SPX Index”) (50.00%) and the EURO STOXX 50® Index (the “SX5E Index”) (50.00%) (each, a “basket component”)
Pricing Date:	November 25, 2025
Issue Date:	December 1, 2025
Final Calculation Day:	November 26, 2029
Stated Maturity Date:	November 29, 2029
Calculation Days:	Quarterly, on the 25th day of each February, May, August and November, commencing February 2026 and ending November 2029, provided that the November 2029 calculation day will be the final calculation day
Principal Amount:	$1,000 per note
Maturity Payment Amount (per Note):

 • if the average ending level is greater than the starting level:

$1,000 + ($1,000 × average basket return × upside participation rate); or

 • if the average ending level is less than or equal to the starting level:

$1,000

Upside Participation Rate:	At least 115% (to be determined on the pricing date)
Average Basket Return:	(average ending level – starting level) / starting level
Starting Level:	Set equal to 100 on the pricing date
Average Ending Level:	100 × [1 + (the sum of, for each basket component, its average component return times its basket weighting)]
Average Component Return:	With respect to each basket component: (average component value – initial component value) / initial component value
Initial Component Value:	With respect to each basket component, the closing value of that basket component on the pricing date
Average Component Value:	With respect to each basket component, the arithmetic average of the closing values of that basket component on the calculation days
Calculation Agent:	RBC Capital Markets, LLC (“RBCCM”), an affiliate of the issuer
Denominations:	$1,000 and any integral multiple of $1,000
Agent Discount:	Up to 3.825%; dealers, including those using the trade name Wells Fargo Advisors (“WFA”), may receive a selling concession of up to 2.75% and WFA may receive a distribution expense fee of 0.075%. In addition, selected dealers may receive a fee of up to 0.30% for marketing and other services.
CUSIP:	78017PL82

All payments on the notes are subject to our credit risk.

The initial estimated value of the notes determined by us as of the pricing date, which we refer to as the initial estimated value, is expected to be between $902.00 and $952.00 per note and will be less than the original offering price of the notes. We describe the determination of the initial estimated value in more detail in the accompanying preliminary pricing supplement.

Preliminary Pricing Supplement:

https://www.sec.gov/Archives/edgar/data/1000275/000095010325014896/
dp237498_424b2-wfceln345.htm

The notes have complex features and investing in the notes involves risks not associated with an investment in conventional debt securities.  See “Selected Risk Considerations” in this term sheet and the accompanying preliminary pricing supplement and “Risk Factors” in the accompanying product supplement.

This introductory term sheet does not provide all of the information that an investor should consider prior to making an investment decision.

Investors should carefully review the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus before making a decision to invest in the notes.

NOT A BANK DEPOSIT AND NOT INSURED OR GUARANTEED BY THE FDIC OR ANY OTHER GOVERNMENTAL AGENCY

Selected Risk Considerations

An investment in the notes involves significant risks. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes. Some of the risks that apply to an investment in the notes are summarized below, but we urge you to read also the “Selected Risk Considerations” section of the accompanying preliminary pricing supplement and the “Risk Factors” sections of the accompanying prospectus, prospectus supplement and product supplement. You should not purchase the notes unless you understand and can bear the risks of investing in the notes.

Risks Relating To The Terms And Structure Of The Notes

•	You May Not Receive Any Positive Return On Your Investment In The Notes.

•	The Potential For A Positive Return On The Notes At Stated Maturity Is Based On The Average Performance Of The Basket Components During The Term Of The Notes, Which May Be Less Favorable Than The Performance Of The Basket As Measured From The Starting Level To Its Closing Level Based On The Closing Values Of The Basket Components At Or Near Stated Maturity.

•	The Notes Do Not Pay Interest, And Your Return On The Notes May Be Lower Than The Return On A Conventional Debt Security Of Comparable Maturity.

•	Changes In The Value Of One Basket Component May Be Offset By Changes In The Values Of The Other Basket Components.

•	Payments On The Notes Are Subject To Our Credit Risk, And Market Perceptions About Our Creditworthiness May Adversely Affect The Market Value Of The Notes.

•	You May Be Required To Recognize Taxable Income On The Notes Prior To Maturity.

Risks Relating To The Estimated Value Of The Notes And Any Secondary Market

•	There May Not Be An Active Trading Market For The Notes And Sales In The Secondary Market May Result In Significant Losses.

•	The Initial Estimated Value Of The Notes Will Be Less Than The Original Offering Price.

•	The Initial Estimated Value Of The Notes Is Only An Estimate, Calculated As Of The Time The Terms Of The Notes Are Set.

•	The Value Of The Notes Prior To Stated Maturity Will Be Affected By Numerous Factors, Some Of Which Are Related In Complex Ways.

Risks Relating To Conflicts Of Interest

•	Our Economic Interests And Those Of Any Dealer Participating In The Offering Are Potentially Adverse To Your Interests.

Risks Relating To The Basket Components

•	The Notes Are Subject To Risks Relating To Non-U.S. Securities Markets With Respect To The SX5E Index.

•	The Notes Do Not Provide Direct Exposure To Fluctuations In Exchange Rates Between The U.S. Dollar And The Euro With Respect to The SX5E Index.

•	Investing In The Notes Is Not The Same As Investing In The Basket Components.

•	Historical Values Of A Basket Component Should Not Be Taken As An Indication Of Its Future Performance During The Term Of The Notes.

•	Changes That Affect A Basket Component May Adversely Affect The Value Of The Notes And The Maturity Payment Amount.

•	We Cannot Control Actions By Any Of The Unaffiliated Companies Whose Securities Are Included In The Basket Components.

•	We And Our Affiliates Have No Affiliation With Either Basket Component Sponsor And Have Not Independently Verified Its Public Disclosure Of Information.

Royal Bank of Canada has filed a registration statement (including a product supplement, underlying supplement, prospectus supplement and prospectus) with the SEC for the offering to which this document relates. Before you invest, you should read those documents and the other documents that we have filed with the SEC for more complete information about us and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, we, any agent or any dealer participating in this offering will arrange to send you those documents if you so request by calling toll-free at 1-877-688-2301.

As used in this document, “Royal Bank of Canada,” “we,” “our” and “us” mean only Royal Bank of Canada. Wells Fargo Advisors is a trade name used by Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC, members SIPC, separate registered broker-dealers and non-bank affiliates of Wells Fargo & Company.